Exhibit 99.1

Contact:
Alexander G. Babey, President and Chief Executive Officer
Mid-Southern Bancorp, Inc.
812-883-2639

Mid-Southern Bancorp, Inc. Announces the Hiring of
Robert W. DeRossett as Chief Financial Officer

Salem, Indiana – February 10, 2020: Mid-Southern Bancorp, Inc. (“Company”) (Nasdaq:MSVB), the holding company for Mid-Southern Savings Bank, FSB (“Bank”), today announced that Robert W. DeRossett has been hired as Chief Financial Officer of the Company effective February 5, 2020.  Mr. DeRossett, a CPA and CFA brings over twenty-five years of experience and adds significant expertise to the Company’s financial management and reporting areas.

He received his undergraduate degree from the Bellarmine University and MBA from the University of Louisville.

“We are pleased to have Bob  join our team.  His expansive knowledge and experience in financial operations will be invaluable to us” said the Company’s President & CEO, Alexander G. Babey.

About the Company

Mid-Southern Bancorp, Inc. is the parent of Mid-Southern Savings Bank, FSB. The Bank is a federally chartered savings bank headquartered in Salem, Indiana, approximately 40 miles northwest of Louisville, Kentucky.   The Bank conducts business from its main office in Salem and through its branch offices located in Mitchell and Orleans, Indiana and a loan production office located in New Albany, Indiana.